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                                                                    EXHIBIT 1.2



                               1,900,000 SHARES*

                           APPLIED FILMS CORPORATION

                                  COMMON STOCK


                   AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT


                                                               November 25, 1997


NEEDHAM & COMPANY, INC.
D.A. DAVIDSON & CO.
 As Representatives of the several Underwriters
 c/o Needham & Company, Inc.
 445 Park Avenue
 New York, New York 10022

Ladies and Gentlemen:

     On November 20, 1997, Applied Films Corporation, a Colorado corporation (the "Company"), the stockholders of the Company named in Schedule II (the "Selling Stockholders") to the Underwriting Agreement, dated November 20, 1997 (the "Underwriting Agreement") and you, acting as representatives of the Underwriters (the "Representatives") entered into the Underwriting Agreement whereby the Company proposed to issue and sell 500,000 shares of the Company's Common Stock, no par value per share (the "Common Stock"), and one of the Selling Stockholders, Donnelly Corporation ("Donnelly") proposed to sell 1,400,000 shares (the "Selling Stockholder Firm Shares") of Common Stock, in each case to you and to the several other Underwriters named in Schedule I to the Underwriting Agreement (collectively, the "Underwriters").

     On the date hereof, Donnelly desires to transfer its 1,400,000 shares to Donnelly Technology, Inc. (the "Transferee"), a corporation duly organized under the laws of the State of Michigan. The Company, Donnelly, the remaining Selling Stockholders and the Representatives desire to amend the Underwriting Agreement to include the Transferee as a party to the Underwriting Agreement effective as of the date hereof (the "Amendment").

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* Plus an option to purchase up to an additional 285,000 shares to cover over-allotments.



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     In consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Donnelly agrees that it shall remain subject to all of its obligations under the Underwriting Agreement notwithstanding the transfer of the shares contemplated hereby, including without limitation, its obligations under
Section 7 relating to indemnification and contribution. For purposes of the cap on indemnification set forth in Section 7(b) of the Underwriting Agreement, the purchase price received by the Transferee shall be deemed also to have been received by Donnelly. The representations and warranties made by Donnelly in the Underwriting Agreement shall be deemed to be amended to the extent necessary to reflect that the record ownership of the shares have been transferred from Donnelly to the Transferee. Donnelly represents that it is the sole record and beneficial owner of the Transferee.

     2. The Transferee agrees to become a party to the Underwriting Agreement as if an original party thereto effective as of the date set forth above. Transferee acknowledges and agrees that, as a recipient of the rights under the Underwriting Agreement, it is subject to certain prospective obligations under the Underwriting Agreement, including without limitation, obligations relating to indemnification and contribution, and will execute any document requested of it by the Company and the Underwriters to reflect these obligations.

     3. The Transferee hereby makes the same representations and warranties of Donnelly that were originally contained in the Underwriting Agreement. The Company, the Selling Stockholders and the Representatives hereby acknowledge the Transferee as a party to the Underwriting Agreement, effective and contingent upon the execution of this Amendment by the Company, the Selling Stockholders and the Representatives.

     4. Notwithstanding the transfer of the shares by Donnelly to the Transferee, each of Donnelly and the Transferee shall be considered a Selling Stockholder under the Underwriting Agreement.

     This Amendment has been and is made solely for the benefit of the several Underwriters, the Company, the Selling Stockholders, the Transferee and the controlling persons, directors and officers referred to in Section 7 of the Underwriting Agreement, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Amendment

     Any action required or permitted to be made by the Representatives under this Amendment may be taken by them jointly or by Needham & Company, Inc.

     This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     This Amendment may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


                                       2.


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     In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     The Company and the Underwriters each hereby waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or the transactions contemplated hereby.

     Except as specifically amended herein, the Underwriting Agreement shall continue to remain in full force and effect.


                                       3.


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     Please confirm that the foregoing correctly sets forth the agreement among the Company, the Selling Stockholders, the Transferee and the several Underwriters.

                                             Very truly yours,

                                             DONNELLY CORPORATION

                                             By:  ____________________________

                                             Name: ___________________________

                                             Title: __________________________

                                             DONNELLY TECHNOLOGY, INC.

                                             By:______________________________

                                             Name: ___________________________

                                             Title: __________________________

                                             APPLIED FILMS CORPORATION

                                             By:  ____________________________

                                             Name: ___________________________

                                             Title:  _________________________

                                             SELLING STOCKHOLDERS
                                             (named in Schedule I hereto)


                                             By:  ____________________________
                                                     Attorney-in-Fact


Confirmed as of the date first
above mentioned:

NEEDHAM & COMPANY, INC.
D.A. DAVIDSON & CO.
    Acting on behalf of themselves and as the Representatives of the other several Underwriters named in Schedule I to the Underwriting Agreement.

By: NEEDHAM & COMPANY, INC.

By: _________________________
     Title:

                                       4.


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                                   SCHEDULE I

                              Louise Chapin Trust

                                   Paul Walsh